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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                                (Amendment No.__)


                        PINNACLE FINANCIAL PARTNERS, INC.
                                (Name of Issuer)

                                  COMMON STOCK

                                 Par Value $1.00
                         (Title of Class of Securities)

                                    72346Q104

                                 (CUSIP Number)

                                December 31, 2001

             (Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1 (b)
                               [_] Rule 13d-1 (c)
                               [_] Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 72346Q104
           -----------
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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alfa Mutual Fire Insurance Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Alabama
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                          SOLE VOTING POWER
                     5
     NUMBER OF            155,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             155,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      155,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IC
------------------------------------------------------------------------------

                                        2

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Item 1 (a).       Name of Issuer:

                  Pinnacle Financial Partners, Inc.

         (b).     Address of Issuer's Principal Executive Offices:

                  211 Commerce Street
                  Suite 300
                  Nashville, Tennessee 37201

Item 2 (a).       Name of Person Filing:

                  Alfa Mutual Fire Insurance Company

         (b).     Address or Principal Business Office or, if None, Residence:

                  2108 E. South Boulevard
                  Montgomery, Alabama 36116-2015

         (c).     Citizenship:

                  Alabama mutual insurance company.

         (d).     Title of Class of Securities:

                  Common Stock, Par Value $1.00 per share

         (e).     CUSIP Number:

                  72346Q104

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

                  (c) : Insurance Company as defined in Section 3(a)(19) of the
                        Exchange Act.

Item 4.  Ownership:

                  (a)   Amount Beneficially Owned: 155,000

                  (b)   Percent of Class: 6.7%

                  (c)   Number of Shares as to which such Person has:

                                       3

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         (i)      Sole Power to Vote or to Direct the Vote: 155,000

         (ii)     Shared Power to Vote or to Direct the Vote: 0

         (iii)    Sole Power to Dispose or to Direct the Disposition of: 155,000

         (iv)     Shared Power to Dispose or to direct the disposition of: 0


Item 5:  Ownership of Five Percent or Less of a Common Stock:

         Not Applicable.

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7: Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person:

         Not Applicable.

Item 8:  Identification and classification of members of the group:

         Not Applicable.

Item 9:  Notice of dissolution of group:

         Not Applicable.

Item 10: Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                       4

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                                   Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 7, 2002
                                        ----------------------------------------
                                        Date

                                        /s/ Jerry A. Newby
                                        ----------------------------------------
                                        Signature

                                        Jerry A. Newby/President
                                        ----------------------------------------
                                        Name/Title

                                       5